Jason H. Downie
c/o Tailwater Capital LLC
2021 McKinney Avenue, Suite 1250
Dallas, Texas 75201

August 14, 2019

Southcross Energy Partners GP, LLC
1700 Pacific Avenue, Suite 2900
Dallas, Texas 75201
Attn: Chief Executive Officer
Attn: Chairman of the Board

Re: Resignation of Jason Downie from Board of Directors

Gentlemen:

Reference is hereby made to that Second Amended and Restated Limited Liability Company Agreement of Southcross Energy Partners GP, LLC, a Delaware limited liability company (the “Company”), dated as of August 4, 2014 (as amended or modified, the “LLC PlAgreement”).

I, Jason Downie, hereby resign and withdraw, from any and all positions that I hold as a member of the board of directors (the “Board”) of the Company and from any and all offices, committees and subcommittees, or other positions with the Company. I request my resignation be given immediate effect in light of outstanding litigation of which the Company is aware.

Notwithstanding my resignation and withdrawal as described above, my resignation and withdrawal shall in no way be deemed to be a waiver or adverse modification of, or to otherwise prevent me (or the parties referred to in clause (f) below) from receiving the benefit of: (a) rights to indemnification by the Company (and if applicable, its affiliates) or any successor thereto, as in effect on the date of my resignation; (b) rights to exculpation by the Company (and if applicable, its affiliates) or any successor thereto, as in effect on the date of my resignation; (c) insurance maintained for the benefit of any current or former member of the Board, as required by the LLC Agreement; (d) any rights to indemnification or exculpation which may be available to me as a matter of applicable law; (e) any and all rights and protections for my benefit granted pursuant to the governance agreements of the Company which otherwise survive my resignation and withdrawal; or (f) any provision in the LLC

Agreement or other governance agreement which extends the benefits of the rights so above- reserved to my heirs, successors, assigns and administrators.

Very truly yours,

/s/ Jason H. Downie
Jason H. Downie

Acknowledged and Agreed:

Southcross Energy Partners GP, LLC

/s/ Kelly Jameson

By: Its Authorized Representative